FUND ADMINISTRATION AGREEMENT BETWEEN
                            FRANKLIN VALUEMARK FUNDS
                                       AND
                        FRANKLIN TEMPLETON SERVICES, INC.


                  AGREEMENT dated as of October 18,1996, between FRANKLIN VALUEMARK FUNDS, a Massachusetts business trust (the "Trust"), on behalf of MUTUAL DISCOVERY SECURITIES FUND and MUTUAL SHARES SECURITIES FUND (each, a "Fund"), separate series of the Trust, and Franklin Templeton Services, Inc. ("FTS" or "Administrator").

                  In consideration of the mutual promises herein made, the parties hereby agree as follows:

         (1) The Administrator agrees, during the life of this Agreement, to provide the following services to each Fund:

               (a) providing office space, telephone, office equipment and supplies for the Fund;

               (b) providing trading desk facilities for the Fund, unless these facilities are provided by the Fund's investment adviser;

               (c) authorizing expenditures and approving bills for payment on behalf of the Fund;

               (d) supervising preparation of periodic reports to Shareholders, notices of dividends, capital gains distributions and tax credits; and attending to routine correspondence and other communications with individual Shareholders, other than those handled by the Fund's shareholder servicing agent;

               (e) coordinating the daily pricing of the Fund's investment portfolio, including collecting quotations from pricing services engaged by the Fund; providing fund accounting services, including preparing and supervising publication of daily quotations of the net asset value of the Fund's Shares, earnings reports and other financial data;

               (f) monitoring relationships with organizations serving the Fund, including custodians, transfer agents, public accounting firms, law firms, printers and other third party service providers;

               (g) supervising compliance by the Fund with recordkeeping requirements under the federal securities laws, including the Investment Company Act of 1940 (the "1940 Act") and the rules and regulations thereunder, supervising compliance with recordkeeping requirements imposed by state laws or regulations, and maintaining books and records for the Fund (other than those maintained by the custodian and transfer agent);

               (h) preparing and filing of tax reports including the Fund's income tax returns, and monitoring the Fund's compliance with subchapter M of the Internal Revenue Code, provisions of the Code applicable to insurance company separate accounts, and other applicable tax laws and regulations;

               (i) monitoring the Fund's compliance with: 1940 Act and rules and regulations thereunder; state and foreign laws and regulations applicable to the operation of investment companies funding variable insurance products; the Fund's investment objectives, policies and restrictions; and the Code of Ethics and other policies adopted by the Fund's Board of Trustees or by the Adviser and applicable to the Fund;

               (j) providing executive, clerical and secretarial personnel needed to carry out the above responsibilities; and

               (k) preparing regulatory reports, including without limitation NSARs, proxy statements and U.S. and foreign ownership reports.

Nothing in this Agreement shall obligate the Trust or any Fund to pay any compensation to the officers of the Trust. Nothing in this Agreement shall obligate FTS to pay for the services of third parties, including attorneys, auditors, printers, pricing services or others, engaged directly by the Fund to perform services on behalf of the Fund.

         (2) The Trust agrees, during the life of this Agreement, to pay to FTS as compensation for the foregoing a monthly fee equal on an annual basis to 0.15% of the first $200 million of the average daily net assets of each Fund during the month preceding each payment, reduced as follows: on such net assets in excess of $200 million up to $700 million, a monthly fee equal on an annual basis to 0.135%; on such net assets in excess of $700 million up to $1.2 billion, a monthly fee equal on an annual basis to 0.10%; and on such net assets in excess of $1.2 billion, a monthly fee equal on an annual basis to 0.075%.

The Manager may waive all or a portion of its fees provided for hereunder and such waiver shall be treated as a reduction in purchase price of its services. The Manager shall be contractually bound hereunder by the terms of any publicly announced waiver of its fee, or any limitation of the Fund's expenses, as if such waiver or limitation were full set forth herein.

         (3) This Agreement shall remain in full force and effect through for one year after its execution and thereafter from year to year to the extent continuance is approved annually by the Board of Trustees of the Trust.

         (4) This Agreement may be terminated by the Trust at any time on sixty
(60) days' written notice without payment of penalty, provided that such termination by the Trust shall be directed or approved by the vote of a majority of the Trustees of the Trust in office at the time or by the vote of a majority of the outstanding voting securities of the Trust (as defined by the 1940 Act); and shall automatically and immediately terminate in the event of its assignment (as defined by the 1940 Act).

         (5) In the absence of willful misfeasance, bad faith or gross negligence on the part of FTS, or of reckless disregard of its duties and obligations hereunder, FTS shall not be subject to liability for any act or omission in the course of, or connected with, rendering services hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers and their respective corporate seals to be hereunto duly affixed and attested.

FRANKLIN VALUEMARK FUNDS            FRANKLIN TEMPLETON SERVICES, INC.



By:   /s/Deborah R. Gatzek          By:    /s/Leslie M. Kratter